EXHIBIT 10.93.1
                                   June 25, 1996



VIA FACSIMILE AND FEDERAL EXPRESS


Mr. Thomas E. Capasse
Senior Vice President
Greenwich Capital Markets, Inc.
600 Steamboat Road
Greenwich, CT  06830

Dear Tom:

     Enclosed is a letter agreement dated June 25, 1996 between The Aegis Consumer Funding Group, Inc.
("Aegis") and Rothschild, Inc. ("Rothschild") with respect to certain rights that Rothschild is being given to participate in the next two successive securitization transactions effected by Greenwich (the
"Rothschild Letter"). By signing a copy of this letter, you agree to undertake your best efforts to effect the next two successive transactions on behalf of Aegis in a manner that will allow Rothschild to participate in those transactions as set forth in the Rothschild Letter and to earn the fees therein contemplated.

     In consideration for your efforts in this regard, Aegis does agree to increase the amount of securities to be delivered to you for securitization in accordance with the terms of its Commitment Letter dated February
28, 1996 by $55 million in face amount which will be added to the first phase of the commitment resulting in a total of $305 million.

     In the event Rothschild participates in either of the Transactions, Aegis shall indemnify and hold
Greenwich harmless from and against any claims, liabilities or demands arising with respect to any fees or other compensation claimed by Rothschild arising by virtue of any transaction with Aegis other than (i) any fees due and payable to Rothschild for placing
Certificates as contemplated by the Rothschild Letter and (ii) payment of the Minimum Fee as defined and contemplated by the Rothschild Letter. Any fees or other payments due to Rothschild under the Rothschild
Letter shall be paid by Aegis provided that Aegis is hereby permitted to deduct such fees from the fees and compensation that is otherwise due to Greenwich under the particular Transaction with respect to which fees are also due to Rothschild.

     Aegis shall also indemnify and hold harmless
Greenwich with respect to any losses incurred by Greenwich as a result of the failure of any investor identified by Rothschild in a Transaction having failed to purchase the certificates placed by Rothschild provided, however, that such indemnification shall not exceed the amount of money paid as an indemnification of Aegis by Rothschild under the Rothschild Letter for such loss.

     If the terms of this letter are acceptable, kindly execute a copy and return it to the undersigned.

                                   Very truly yours,



                                   Joseph F. Battiato
                                   President



The terms of the within letter are specifically agreed to:

GREENWICH CAPITAL MARKETS, INC.


By:__________________________________
     Thomas  E. Capasse